Exhibit 99.4

Execution Version

SUPPLEMENTAL CONFIRMATION NO. 7

Date:	November 25, 2025

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Royal Bank of Canada

Reference Number:	To be advised.

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Royal Bank of Canada (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.             This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 26, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.             The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	November 25, 2025

Prepayment Amount:	USD 1,133,241. For the avoidance of doubt, the Prepayment Amount shall be netted against Counterparty’s obligation to pay Dealer the “First Amendment Payment Amount” under the Transaction under the Master Confirmation governed by the Amended and Restated Supplemental Confirmation No. 5.

Prepayment Date:	The first Currency Business Day following the Trade Date, provided that all of the conditions specified in Section 4 of the Master Confirmation have been satisfied or waived by Dealer and Counterparty has satisfied its obligations under Section 6(d) of the Master Confirmation on or prior to such date.

Initial Share Price:	USD 139.28

Forward Floor Price:	USD 139.28

Forward Cap Price:	USD 153.21

Final Disruption Date:	January 13, 2028

Contractual Dividend:	USD 0.508 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	371	11/29/27
2	371	11/30/27
3	371	12/01/27
4	371	12/02/27
5	371	12/03/27
6	371	12/06/27
7	371	12/07/27
8	371	12/08/27
9	371	12/09/27
10	371	12/10/27
11	371	12/13/27
12	371	12/14/27
13	371	12/15/27
14	371	12/16/27
15	371	12/17/27
16	371	12/20/27
17	371	12/21/27
18	370	12/22/27
19	370	12/23/27
20	370	12/27/27
21	370	12/28/27
22	370	12/29/27
23	370	12/30/27
24	370	12/31/27
25	370	1/3/28

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to this Transaction shall be made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

Dealer’s obligation under the Transaction is subject to the satisfaction or waiver (such waiver to be in writing) by Dealer of the additional condition that Counterparty shall have executed a Consent to the Margin Loan Agreement, dated as of the date of this Supplemental Confirmation, among Counterparty, each Lender party thereto, and Citibank, N.A., as Administrative Agent and Calculation Agent.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by manually signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

ROYAL BANK OF CANADA

By:	/s/ Nancy Ling
Authorized Representative
Nancy Ling, Associate

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Michael Kelleher
Name:	Michael Kelleher
Title:	Director